Exhibit 99-1
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): January 8, 2007

                        Global Pari-Mutual Services, Inc.
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             (Exact Name of Registrant as Specified in its Charter)


            Nevada                    000-32509               88-0396452
            ------                    ---------               ----------
(State or other jurisdiction of      (Commission            (IRS Employer
incorporation or organization)       File Number)        Identification No.)


           2533 North Carson Street
             Carson City, Nevada                                89706
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    (Address of Principal Executive Offices)                  (Zip Code)


               Registrant's Telephone Number, Including Area Code:
                                 (415) 302-8621
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                                       N/A
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        (Former name, former address, and formal fiscal year, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):


     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

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

Item 1.01, 7.01, and 8.01 Entry into a Material Definitive Agreement, Regulation FD Disclosure, Other Events

On May 21, 2007, the Royal Turf Club, Inc., a Nevada corporation (herein "RTCN") a wholly owned subsidiary of Global Pari-Mutuel Services, Inc. and SOL Mutuel, Ltd, a company located in St. Georges, Grenada completed a thirty six month agreement wherein RTCN will begin to provide Pari-Mutuel Hub Services on our about July 17, 2007.

Under the terms of the agreement in exchange for an agreed upon fee RTCN will provide, (1) Pari-mutuel wagering data services, through RTCN's Antigua Hub, (2) Pari-mutuel reconciliation and settlement services and (3) Video streaming technology hardware and software for simulcast distribution of racing content of all of SOL Mutuels locations.



                                    EXHIBITS


Exhibit Number
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     99        Agreement for Pari-Mutuel Hub Services between the Royal Turf
               Club, Inc. and SOL Mutuel, Ltd.











                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               Global Pari-mutuel Services, Inc.



Dated:  July 16, 2007                          By /s/ James A. Egide
                                               ---------------------------------
                                               James A. Egide
                                               Chief Executive Officer

                             Agreement for Services

     This Agreement for Services ("Agreement") is made as of this 21st day of May 2007("Effective Date") between Royal Turf Club, Inc. ("RTC"), a corporation with its principle place of business at 2533 North Carson Street, Carson City, Nevada and SOL Mutuel Ltd. ("Client"), with an address of Suite 8/9 Steele's Commercial Complex, Grand Anse, St. Georges, Grenada, collectively referred to as the "Parties".

SECTION I   PROVISION OF SERVICES

     Services of RTC: RTC, in consideration of the payments by the Client, will provide services to Client ("Services") as outlined in the attached document ("Services Order Form") for the term of this Agreement (see
     Section III, "Term"), and upon the terms and conditions herein.

     Equipment: Notwithstanding anything to the contrary in this Agreement, Client acknowledges that Client is responsible for providing, installing and maintaining all equipment necessary to connect to the RTC Hub in Antigua. Before RTC is obligated to provide the Services contemplated herein, RTC may certify, at its option, that the equipment provided by Client meets the appropriate configuration. In addition, Client warrants that its use of said equipment is in conformance with all terms and/or conditions imposed by any licenses for the use or implementation of such equipment, and shall hold RTC harmless from any liability resulting therefrom.

     Operating Licenses: Client further warrants that Client complies with any and all regulatory requirements necessary for the lawful use of the Services hereunder, including any gaming licenses as required by a governmental body or regulatory agency. Client shall produce copies of such licenses or evidence of regulatory compliance to RTC if so requested by RTC.


SECTION II   HUB FEES AND PAYMENTS

     Service Fees: Client shall, as consideration for the Services provided by RTC, pay to RTC the fees as set forth in the Services Order Form attached hereto. Said Service Fees shall begin and accrue as of the actual date that the provision of Services by RTC begins.

     Terms of Payment: RTC shall send to Client an invoice for Services on a weekly basis. All invoices shall be due and payable by Client upon receipt from RTC, unless otherwise agreed to by the Parties, in writing, on the applicable invoice or Services Order Form. Payments shall be made by Client to RTC in United States currency, either by cash deposit, check or wire transfer to a bank designated by RTC, as specified by RTC to Client. All unpaid amounts shall bear interest at a rate equal to eighteen percent (18%) per annum, or at the highest rate permitted by law, accruing as of the outstanding payment from the date due until the date paid inclusively. RTC may, at its option, deduct any unpaid amounts due and owing from the settlement account of Client.

     Default on Payment: If Client fails to pay any fees when due and payable, Client shall be in default of this Agreement. At its option, RTC may, immediately in its sole discretion, suspend or terminate the Services to be delivered by it under this Agreement or any Services Order Form, and said suspension or termination by RTC shall be deemed for cause. In addition, RTC shall be entitled to apply any monies it holds by way of deposit or prepayment by the Client in satisfaction or diminution of the outstanding payment.

SECTION III   TERM AND EXCLUSIVITY OF AGREEMENT

     Term: This Agreement shall begin on the Effective Date so stated above, and shall continue for a term of thirty six (36) months thereafter ("Initial Term"). At the conclusion of the Initial Term, this Agreement shall automatically renew for an additional twelve (12) months ("Renewal Term").

SECTION IV   NON-SOLICITATION

     Non-Solicitation: During the Initial Term and all Renewal Terms of this Agreement, and for a period of one (1) year from the termination of the Agreement and the Services provided thereunder, Client agrees not to, directly or indirectly, employ, make an offer of employment to, otherwise solicit or enter into a consulting relationship with any employee, consultant, contractor or subcontractor of RTC, whether directly involved or not with the delivery of the Services under this Agreement, except upon the prior written consent of RTC.

SECTION VII   TERMINATION OF AGREEMENT

     Termination: This Agreement may be terminated by (i) either Party during each term upon giving not less than ninety (90) days written notice to the other Party; (ii) by RTC if the Client fails to make any payment due hereunder within ten (10) days of the due date therefore, or immediately upon non-payment, at RTC's option, pursuant to Section II herein, or, (iii) by either Party for the material breach of any term of this Agreement by the other Party, and which, in the case of a breach capable of being remedied, shall not have been remedied within thirty (30) days of written notice to remedy the same.

     Effect of Termination: Termination of this Agreement shall not relieve Client of its obligation to pay all fees that have accrued or are otherwise owed by Client under any invoice or Services Order Form. Certain provisions in this Agreement, such as Section IV ("Non-Solicitation"), shall survive for a period of one (1) year following termination of this Agreement.

     Rights Upon Termination: Termination of this Agreement pursuant to this
     Section VII shall be without prejudice to any other rights or remedies a Party may be entitled to hereunder or at law, and shall not affect any accrued rights or liabilities of either Party.

SECTION VIII  MISCELLANEOUS

     Entire Agreement: This Agreement, together with any Service Order Forms, constitutes the entire agreement between the Parties regarding its subject matter and supersedes all prior agreements and understandings between the Parties, whether oral or written. No amendments or modifications shall be effective unless in writing signed by both Parties. Both Parties specifically acknowledge that no prior claims, financial or otherwise, or obligations of any form whatsoever, survive the signing of this Agreement.

     Governing Law: This Agreement shall be governed in accordance with the laws of Grenada.

     Arbitration: Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof (other than a claim by RTC for unpaid fees), shall be settled in accordance with the commercial arbitration rules of American Arbitration Association.

     Initial Order: Client shall place an initial order for Services using the Services Order Form, upon the execution of this Agreement.


     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth below.

Royal Turf Club, Inc.                        Client


By: /s/ James Egide, Director                By: /s/ Shane Clarke, Director
    -------------------------                    --------------------------
    Name/Title                                   Name/Title

                             HUB SERVICES ORDER FORM
                                Terms of Services

         The services included under the scope of this Services Order Form ("the Services" to be provided by RTC to the Client are defined as follows:

     (i)   Pari-mutuel wagering data services through RTC's Antigua Hub,

     (ii)  Pari-mutuel reconciliation and settlements, and,

     (iii) Video streaming technology hardware and software for simulcast distribution of racing content to all of the Client's locations.


     The Client covenants, represents and warrants that all of its affiliated network locations are properly licensed under the jurisdiction where it operates and that all the sales will be generated through legal wagering in accordance with all applicable gaming and tax laws>

Handle means the amount calculated on a weekly basis of all racing wagers placed into the RTC Hub by Client through the OTB locations or other means, such as account wagering, if approved.

Race Week shall be Handle generated starting on Monday and finalizing on the following Sunday of each calendar week.

Host Track Fees shall be the rates charged by the racetracks to provide their wagering signal to the Client's locations.

OTB Locations shall be those locations licensed and listed in this document. Further locations may be added and are subject t to approval of host tracks prior to offering wagers on such host tracks. Addition of new locations is subject to the terms and provisions of the Agreement for Services.

     This Services Order Form is made between Client and RTC on this 21st day of May 2007, and forms part of the Agreement for Services between Client and RTC.

ORDER ACCEPTED AND ACKNOWLEDGED BY:

Client                                         Royal Turf Club, Inc.

By: /s/ Shane R. Clark, Director               By: /s/ James Egide, Director
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Name and Title                                 Name and Title